As filed with the Securities and Exchange Commission on May 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATLANTIC UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1598552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 Cox Road

Glen Allen, Virginia 23060

(Address of Principal Executive Offices) (Zip Code)

Atlantic Union Bankshares Corporation

2025 Stock and Incentive Plan

(Full title of the plan)

Rachael R. Lape

Executive Vice President, Corporate Secretary

& General Counsel

Atlantic Union Bankshares Corporation

4300 Cox Road

Glen Allen, Virginia 23060

(804) 633-5031

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:

Susan S. Ancarrow, Esq.

Troutman Pepper Locke LLP

Troutman Pepper Locke Building

1001 Haxall Point

Richmond, Virginia 23218-1122

(804) 697-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.*

Item 2.Registrant Information and Employee Plan Annual Information.*

*The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan (the “Plan”) pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Atlantic Union Bankshares Corporation (the “Registrant”) are incorporated by reference in, and shall be deemed to be part of, this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 27, 2025.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 7, 2025;

(c)

The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 2, 2025, January 14, 2025, January 24, 2025, January 31, 2025, February 5, 2025, March 27, 2025, April 1, 2025 (as amended with respect to Item 5.02 thereof by Form 8-K/A filed with the Commission on May 8, 2025, and further amended with respect to Item 9.01 thereof by Form 8-K/A filed with the Commission on May 21, 2025), May 6, 2025, May 6, 2025, and May 13, 2025 (in each case other than portions of those documents deemed to be furnished and not filed);

(d)

The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, as filed with the Commission on July 2, 1999 (incorporated by reference from its Registration Statement on Form S-4 (File No. 333-49563), originally filed with the Commission on April 7, 1998), as updated by Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 27, 2025, including any subsequently filed amendments or reports updating such description; and

(e)

All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the Registrant since the end of the fiscal year covered in its Annual Report referred to in (a) above (in each case other than portions of those documents deemed to be furnished and not filed).

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the VSCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The Registrant’s articles of incorporation (the “Articles”) provide that, to the full extent that the VSCA permits the limitation or elimination of liability of directors or officers, a director or officer of the Registrant is not liable to the Registrant or its shareholders for monetary damages.

A Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The VSCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director will not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The Articles provide that, to the full extent permitted by the VSCA, the Registrant is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law.

The Registrant has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of the Registrant against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Registrant and (ii) the Registrant to the extent that it indemnifies such directors and officers for losses as permitted under the laws of the Commonwealth of Virginia.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of the Exhibit

4.1

Amended and Restated Articles of Incorporation of Atlantic Union Bankshares Corporation, effective May 7, 2020 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 7, 2020).

4.1.1

Articles of Amendment designating the 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, effective June 9, 2020 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on June 9, 2020).

4.2

Amended and Restated Bylaws of Atlantic Union Bankshares Corporation, effective as of December 6, 2023 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on December 8, 2023).

5.1	Opinion of Troutman Pepper Locke LLP with respect to the validity of the Common Stock (filed herewith).

15.1	Acknowledgment of Ernst & Young, LLP (filed herewith).

23.1	Consent of Ernst & Young LLP (independent registered public accounting firm for Atlantic Union Bankshares Corporation) (filed herewith).

23.2	Consent of Ernst & Young LLP (independent registered public accounting firm for Sandy Spring Bancorp, Inc.) (filed herewith).

23.3	Consent of Troutman Pepper Locke LLP (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).

99.1	Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on May 6, 2025).

107.1	Filing Fee Table (filed herewith).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable law, the Registrant’s Articles of Incorporation, as such may be amended from time to time, the Registrant’s Bylaws or the Registrant’s indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, Commonwealth of Virginia, on May 21, 2025.

ATLANTIC UNION BANKSHARES CORPORATION

By:	/s/ John C. Asbury
Name: John C. Asbury
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Asbury and Robert M. Gorman, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in his or her capacity as a director or officer, or both, of Atlantic Union Bankshares Corporation, to prepare, execute and deliver any and all amendments (including post-effective amendments) and supplements to this Registration Statement, including any amendment to this Registration Statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith (including any necessary amendments thereof), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act necessary or desirable to be done in connection with the above-described matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 21, 2025.

Signature	Capacity

/s/ John C. Asbury	President and Chief Executive Officer and Director
John C. Asbury	(principal executive officer)

/s/ Robert M. Gorman	Executive Vice President and Chief Financial Officer
Robert M. Gorman	(principal financial and accounting officer)

/s/ Ronald L. Tillett	Director and Chair of the Board of Directors
Ronald L. Tillett

/s/ Nancy Howell Agee	Director
Nancy Howell Agee

/s/ Patrick E. Corbin	Director
Patrick E. Corbin

/s/ Rilla S. Delorier	Director
Rilla S. Delorier

/s/ Frank Russell Ellett	Director
Frank Russell Ellett

/s/ Paul Engola	Director
Paul Engola

/s/ Donald R. Kimble	Director
Donald R. Kimble

/s/ Patrick J. McCann	Director
Patrick J. McCann

/s/ Mark C. Micklem	Director
Mark C. Micklem

/s/ Michelle A. O’Hara	Director
Michelle A. O’Hara

/s/ Linda V. Schreiner	Director and Vice Chair of the Board of the Directors
Linda V. Schreiner

/s/ Daniel J. Schrider	Director
Daniel J. Schrider

/s/ Joel R. Shepherd	Director
Joel R. Shepherd

/s/ Mona Abutaleb Stephenson	Director
Mona Abutaleb Stephenson

/s/ Keith L. Wampler	Director
Keith L. Wampler

/s/ F. Blair Wimbush	Director
F. Blair Wimbush